EXHIBIT 10.52

1. Sevin acknowledges that as of December 31, 1995 he will owe the Company the sum of $1,751,468 ("Original Principal Amount") pursuant to a non-negotiable promissory note dated December 31, 1994 ("Note").

2. Sevin agrees to repay the Original Principal Amount in five equal annual installments of $328,012 each (each an "Installment Payment") on December 31, 1995 and on each December 31 thereafter until December 31, 1999 (each a "Payment Date"). Interest shall accrue on the unpaid balance of the Original Principal Amount from January 1, 1996 to the date of repayment at the interest rate provided in the Note. Interest shall be paid on each Payment Date. The Note is hereby canceled.

3. (a) On each Payment date, Sevin shall pay to the Company $328,012 plus all accrued interest on the average principal amount outstanding since the last Payment Date, or if less, the outstanding balance of the Original Principal Amount. Each payment may be made either in cash or shares of Class A Common Stock of the Company ("Class A Common"). If payment is made in shares of Class A Common, such shares of Class A Common shall be valued at the greater of (I)
6.3479 per share or (ii) the Current Market Price as of the date ten days prior to the date of payment.

      (b) The term "Current Market Price" as of any date when the shares of Class A Common are admitted to trading on any National Securities Exchange means the average of the daily closing prices (as hereinafter defined) per share of Class A Common Stock for the 10 Consecutive Trading Days (as hereinafter defined) immediately prior to such date. The term "Closing Price" for any day means the last sale price on such day, regular way, or in case no such sales takes place on such day, the average of the closing bid and asked price on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal National Securities Exchange (other than the NASDAQ Stock Market) on which the shares of Class A Common are not listed or admitted to trading on in any national securities exchange (other than Nasdaq Stock Market), the last quoted price on such day or, if not so quoted, the average of the high bid and asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or, if on any such day the shares of Class A Common are not quoted by any such organization, the average of the closing bid and asked price on such day as furnished by a professional market maker making a market in the shares of Class A Common selected by the Board of Directors, or if on any such day no market maker is making a market in the shares of Class A Common, the fair value of such shares of Class A Common is determined reasonably and in good faith by the Board of Directors. The term "Trading Day" means a day on which the principal national securities exchange on which the shares of Class A Common are listed or admitted to trading is open for the transaction of business, or if shares of Class A Common are not listed or admitted to trading on any national securities exchange, a day on which banking institutions in New York City generally are open.

4. Sevin may pay prepay all or any part of the Outstanding Principal Amount, either in cash or by delivery of shares of Class A Common, in integral multiples of $1,000 with interest accrued on such principal to be repaid to the date of repayment. Any such payment shall be applied to reduce Sevin's obligation to make Installment Payments hereunder in the order of their maturity.

                                PETROLEUM HEAT AND POWER CO., INC.

                                              /s/ James J. Bottiglieri
                                                   --------------------
                                                   James J. Bottiglieri
                                                   Vice President

Agreed and Accepted:

/s/      Irik P. Sevin
----------------------
         Irik P. Sevin

                  PETROLEUM HEAT AND POWER CO., INC. AND SUBSIDIARIES

                        COMPUTATION OF NET INCOME (LOSS) PER SHARE
                           (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                         YEAR ENDED DECEMBER 31,
                                              -----------------------------------------
                                                  1993            1994           1995
                                              ------------    ------------     --------

Net Loss                                      $     (8,431)   $     (4,265)    $    (23,479)
Preferred Dividends                                 (3,321)         (3,511)          (3,263)
Accretion of Redeemable
 Preferred Stock                                       (46)              -                -
                                              ------------    -------------    ------------

Net loss applicable to common stock
                                                   (11,798)         (7,776)         (26,742)
                                              ------------    ------------     ------------

Common stock dividends
  Class A Common Stock                               9,971          10,791           13,716
  Class B Common Stock                                 408             238                -
  Class C Common Stock                               1,336           1,407            1,559
                                              ------------    ------------     ------------
                                                    11,715          12,436           15,275
                                              ------------    ------------     ------------
Undistributed net loss(1)                     $    (23,513)   $    (20,211)    $    (42,017)
                                              ============    ============     ============

Weighted average number of common shares
outstanding
  Class A Common Stock                              18,993          19,195           22,711
  Class B Common Stock                                 217             152               15
  Class C Common Stock                               2,545           2,550            2,598
                                              ------------    ------------     ------------
                                                    21,755           21,897          25,324
                                              ============    =============    ============


Net Income (loss) per common share:

  Class A Common stock
   Distributed                                $       0.52    $       0.55     $       0.60
   Undistributed(1)                                  (1.09)          (0.92)           (1.66)
                                              ------------    ------------     ------------
                                              $      (0.57)   $      (0.37)    $      (1.06)
                                              ============    ============     ============

  Class B Common Stock
    Distributed                               $       1.88    $       1.10                -
                                              ============    ============     ------------

  Class C Common Stock
   Distributed                                $       0.52    $       0.55     $       0.60
   Undistributed                                     (1.09)          (0.92)           (1.66)
                                              ------------    ------------     ------------
                                              $      (0.57)   $      (0.37)    $      (1.06)
                                              ============    ============     ============

-----------
(1) All of the undistributed net loss has been allocated to the Class A Common Stock and Class C Common Stock since the Company exercised its right to terminate the Special Dividends on the Class B Common Stock effective August 31, 1994 "the expiration date". As a result of the termination of the Special Dividends, the holders of Class B Common Stock had the right to require the Company to purchase their shares at $17.50 per share plus all accrued and unpaid Special Dividends through the expiration date ($0.2763 per share for the period July 1, 1994 through August 31, 1994). As of December 31, 1995, 203 shares of Class B Common Stock were repurchased for approximately $3.6 million.

Prior to the termination of the Special Dividends, the Class B Common Stock could not participate in any additional dividends until the aggregate amount of dividends paid on Class A Common Stock and Class C Common Stock exceeded the Common Stock Allocation as defined. In 1994 an additional $112.3 million had to be paid as dividends on the Class A Common Stock and Class C Common Stock to reach the Common Stock Allocation.

                                       28